Amendment No. 4 to Letter Agreement

This Amendment No. 4 to Letter Agreement (the "Amendment") is effective as of February 22, 2012 (the "Amendment Effective Date") and updates that certain letter agreement between Mark Norman ("Mr. Norman") and Zipcar, Inc. (the "Company") dated as of October 19, 2007 (as amended on each of December 15, 2008, April 2, 2010 and December 21, 2010, the "Letter Agreement").

  The base salary and bonus provisions of the Letter agreement are hereby amended as follows:

  Effective as of January 1, 2012, your annual salary will be three hundred sixty five thousand dollars ($365,000) per year, to be paid in bi-weekly installments in the amount of $14,038.46, in accordance with the Company's usual payroll practices. For the fiscal year 2011 and for subsequent fiscal years, you are also eligible to receive a discretionary annual bonus of up to 60 percent (60%) of your annualized base salary."

  The eighth paragraph of the Letter Agreement is hereby deleted in its entirety and replaced with the following:

  "In the event that the Company terminates your employment without "Cause", or you terminate your employment with the Company for "Good Reason" (see definitions below), then, provided you enter into and do not revoke a binding release of claims in favor of the Company within 30 days of the date of your termination, which is reasonably acceptable to the Company, the Company shall pay you a lump sum severance payment in an amount equal to 12 months of your then current monthly base salary (the "Severance Payment"). If you terminate your employment with the Company pursuant to the terms and conditions applicable to resigning for Good Reason as a result of a reduction of your annual base salary without your prior consent, the Severance Payment shall be based on your monthly base salary immediately preceding such reduction. The Severance Payment is subject to withholding of such amounts, if any, relating to tax and other payroll deductions. If, however, your employment is terminated either by the Company without "Cause" or by you for "Good Reason" within twelve (12) months after a "Change of Control" of the Company, the Severance Payment will be increased by an amount equal to 100% of your targeted annual bonus for the year in which your employment is terminated. Your Severance Payment will be made 30 days following the date of your termination, provided the release has been properly executed and not revoked as of such date, or, if the release has been executed and the applicable revocation period has expired prior to the 30th day following your termination of employment, then the Severance Payment may be made on such earlier date. Notwithstanding the foregoing, if the 30th day following your termination occurs in the calendar year following your termination, then the Severance Payment shall be made no earlier than January 1 of such subsequent calendar year. The payment of severance is subject to the terms set forth in Appendix A. No Severance Payment that may be made pursuant to this agreement that constitutes "nonqualified deferred compensation" within the meaning of Section 409A of the Internal Revenue Code and the guidance issued thereunder ('Section 409A") may be accelerated or deferred by the Company or by you. Notwithstanding anything else to the contrary in this offer letter, to the extent that any of the payments that may be made hereunder constitute "nonqualified deferred compensation" within the meaning of Section 409A, and you are a "specified employee" upon your separation from service (as defined under Section 409A), any such payment shall be delayed for six months following your separation from service date if, absent such delay, such payment would otherwise be subject to penalty under Section 409A. In any event, the Company makes no representation or warranty and shall have no liability to you or to any other person if any provisions of this letter agreement are determined to constitute "nonqualified deferred compensation" subject to Section 409A but do not satisfy the requirements of that section. The payment of any severance is subject to the terms set forth in Appendix A. For purposes hereof, "Change in Control" shall mean the sale of all or substantially all of the capital stock (other than the issuance by the Company of capital stock to one or more venture capitalists or other institutional investors pursuant to an equity financing (including a debt financing that is convertible into equity) of the Company approved by a majority of the Board of Directors of the Company), assets or business of the Company, by merger, consolidation, sale of assets or otherwise (other than a transaction in which all or substantially all of the individuals and entities who were beneficial owners of the capital stock of the Company immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the outstanding securities entitled to vote generally in the election of directors of the resulting, surviving or acquiring corporation in such transaction)."

  Except as amended hereby, all other terms and conditions of the Letter Agreement shall remain in full force and effect.

IT WITNESS WHEREOF, the Company and Mr. Norman have executed this Amendment No. 4 as of the Amendment Effective Date.

ZIPCAR, INC. MARK NORMAN

By:_/s/ Scott. W. Griffith___________ /s/ Mark Norman_______________

Scott W. Griffith Mark Norman

Chairman and CEO